Exhibit 99.1

Ostrow & Partners, Inc.
News Release

For: Host America Corporation	Contacts:
Release: IMMEDIATE	Sam Ostrow 203.328.3018 ceo@ostrow-partners.com

Host America Corporation Files Delayed 10-K for FY 2005, Restates FY 2004

Hamden CT, September 14 - Host America Corporation (OTC - CAFE.PK) today filed with the Securities and Exchange Commission its delayed Annual Report on Form 10-K for its fiscal year ended June 30, 2005, which includes restated financial results for the year ended June 30, 2004. The consolidated financial statements in the Annual Report were audited by Mahoney Cohen & Company CPA, P.C., which became the company’s independent registered public accounting firm on June 29, 2006. Host America said that it expects to file its Annual Report on Form 10-K for the year ended June 30 2006, and the interim reports on Form 10-Q as soon as practicable, and then resume regular, timely financial reporting.

“This is a very significant milestone in Host America’s recovery program,” said David Murphy, acting chief executive officer. “While the results in fiscal 2005 showed a significant loss of $9.7 million on revenues of $30.8 million, these losses were mainly the result of non-cash impairment charges, and the costs associated with our entry into the Energy Management business which includes the costs associated with settlement of litigation. We expect that fiscal 2006 results will also show significant non-cash charges.” The restatement of the Fiscal 2004 results also included non-cash impairment charges which had a material impact on the company’s loss for that period. Results for FY 2005 and FY 2004 are presented in the table at the conclusion of this release.

“We believe that we are exhibiting a full and accurate reflection of the financial position and believe we are accurately reflecting the historical results of the company and its business units”, Mr. Murphy added. “We are also confident that we have proper valuations for our assets going forward, and, most important, that we have financial review procedures in place to manage the business, meet the regulatory requirements for timely reporting and provide shareholder communications in the years ahead.”

Additionally, Mr. Murphy commented, “Our Energy Management business has moved its new and innovative light controller into beta testing. We are pleased that there were positive initial results at the facilities of potential multi-location customers. We have moved ahead with the development of a new name for the product line, and marketing material is currently being developed. The Food Service business is continuing its solid performance, maintaining strong relationships with existing clients and successfully introducing new concepts to customers.”

Mr. Murphy noted that the company has also recently completed two private financings aggregating $850,000 - a $500,000 private placement of common shares and warrants and a $350,000 Secured Promissory Note Agreement entered into with five persons, including members of the Board of Directors and management of the company, “which shows their confidence in the future of our company,” Mr. Murphy said.

Mr. Murphy also said that the company is in the process of a strategic review of its business operations and has made progress in implementing new initiatives at its important Energy Management business as well as strengthening its food services business. He said that a date for the delayed Annual Meeting of Shareholders will be announced shortly after the filing of the Annual Report on Form 10-K for FY 2006.

The selected financial results for the fiscal years ended June 30 2005 and 2004 are:

	Year Ended June 30,
	2005	2004 As Restated

Net revenues	$30,793,836	$24,935,307

Cost of revenues	($27,228,070)	($21,529,720)

Selling, general and administrative	($7,366,603)	($4,561,643)

Impairment charges *	($3,695,024)	($9,566,042)

Loss from operations	($8,085,778)	($11,331,800)

Net loss	($9,663,155)	($12,860,893)

Weighted average common shares outstanding	4,374,918	3,725,721

Basic & diluted loss applicable to common shareholders **	($2.22)	($3.56)

* Includes goodwill impairment charge of $3,695,024 in fiscal 2005 and goodwill impairment charge of $8,658,719 and intangible impairment charge of $907,323 in fiscal 2004

** Calculation takes into effect preferred stock dividends of $32,000 and $28,800 for 2005 and 2004 and beneficial conversion charges of $400,000 in 2004.

These financial results should be read in conjunction to Host America’s Annual Report on Form 10-K. This Press Release has been reviewed and approved by Host America’s Disclosure Committee.

Cautions Concerning Forward-Looking Statements
All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Host and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the risks associated with Host's entry into new commercial food and energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in Host's Securities and Exchange Commission fillings. The most significant of these uncertainties are described in Host America’s Annual Report on Form 10-K and Form 8-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of the early stage energy management division, organizational changes and the integration of acquired businesses; the potential loss of one or more key customer or supplier relationships or changes to the terms of those relationships; difficulties and uncertainties related to transitions in senior management; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing Host America’s overall prospective business plan; and general economic and market conditions. Host America undertakes no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

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